UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 27, 2011

SOUTHERN MICHIGAN BANCORP, INC.
(Exact Name of Registrant as
Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-49722 (Commission File Number)	38-2407501 (IRS Employer Identification No.)

51 West Pearl Street Coldwater, Michigan (Address of Principal Executive Offices)	49036 (Zip Code)

Registrant's telephone number,
including area code:  (517) 279-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

          At its December 27, 2011 meeting, the board of directors of Southern Michigan Bancorp, Inc. approved entry into Defined Contribution Supplemental Executive Retirement Plan ("2011 SERP") agreements by Southern Michigan Bank & Trust with Chairman and CEO John H. Castle, President Kurt G. Miller, and Senior Vice President and Chief Financial Officer Danice L. Chartrand.

          The 2011 SERP is intended to provide the executives with a retirement benefit that is competitive with industry practices for bank executives when combined with the executives other employer-funded retirement benefits. In addition to the 2011 SERP, Messrs. Castle and Miller and Ms. Chartrand are participants in the Southern Michigan Bank & Trust Pension Plan. Benefits under that plan were frozen as of December 31, 2006. They also are participants in the Supplemental Executive Retirement Plan that was adopted on December 17, 2007, which plan provided for a benefit equal to the difference between the pension benefit the participant would have received under the Southern Michigan Bank & Trust Pension Plan had that plan not been frozen and the pension benefit the participant actually receives from the frozen pension plan. In February 2009, acting at management's request, the board of directors also froze benefits under the 2007 Supplemental Executive Retirement Plan, effective as of December 31, 2008.

          In contrast to the frozen 2007 Supplemental Executive Retirement Plan, the 2011 SERP is a defined contribution arrangement. This means that, rather than assuring the executives that they will receive a specific benefit amount in retirement or a benefit amount determined by a formula, the 2011 SERP gives the bank the discretion to make a specific annual nonqualified deferred compensation contribution to the account of each of the three executives. Subject to the performance conditions described below, whether an annual deferred compensation contribution will be made to the account balance of an executive, as well as the amount of the contribution, is and shall remain discretionary on the part of the bank's board of directors. Although the contribution rate under the 2011 SERP is not fixed and may be changed by the board of directors at any time, the contribution that will be made by the bank to the account of each executive is expected to be 15% of base salary in the case of Messrs. Castle and Miller and 7.5% of base salary in the case of Ms. Chartrand. The executives are not permitted to make individual contributions to their 2011 SERP accounts.

          The 2011 SERP provides that the executives will receive no annual contribution for any year in which the bank does not satisfy performance conditions specified by the board. Although these may be changed by the board, the performance conditions currently consist of (x) the bank having the legal capacity under Michigan law to pay a cash dividend to its holding company, Southern Michigan Bancorp, Inc., and (y) declaration and payment by the bank of a cash dividend to its holding company not being subject to the requirement for advance approval of or advance notice to the FDIC, the Federal Reserve Board or Federal Reserve Bank of Chicago, or the Michigan Office of Financial and Insurance Regulation under any formal or informal enforcement action taken by any of those regulatory agencies. If the performance conditions are not satisfied, the executives will not receive a contribution. If the performance conditions are satisfied, the board retains discretion as to whether an annual deferred compensation contribution will be made to the account balance of an executive, as well as the amount of the contribution.

          Each executive's account balance is generally payable monthly over 10 years beginning at age 65; however, the account balance is paid out in a single lump sum if a change in control of the bank occurs. Until the executive's death, termination of employment or attainment of age 65, the executive's account balance earns interest at the prime interest rate as published in The Wall Street Journal. After the executive's death, termination of employment or attainment of age 65, interest will be credited at an annual rate equal to the yield on a 20-year corporate bond rated Aa by Moody's.

          The preceding summary of the 2011 SERP is qualified in its entirety by reference to Exhibit 10.1 filed with this report, and such exhibit is here incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

	(d)	Exhibits:

	10.1	Form of 2011 Defined Contribution Supplemental Executive Retirement Plan agreement.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 28, 2011	SOUTHERN MICHIGAN BANCORP, INC.

	By	/s/ Danice L. Chartrand
Danice L. Chartrand Senior Vice President, Chief Financial Officer, Secretary, and Treasurer

EXHIBIT INDEX

Exhibit Number	Document

10.1	Form of 2011 Defined Contribution Supplemental Executive Retirement Plan agreement.